July 2018

Pricing Supplement filed pursuant to Rule 424(b)(2) dated July 13, 2018 /

Registration Statement No. 333-219206

STRUCTURED INVESTMENTS — Opportunities in U.S. Equities

GS Finance Corp.

$7,109,250 Contingent Income Auto-Callable Securities Based on the Price of the SPDR® S&P® Oil & Gas Exploration & Production ETF due July 18, 2019

Principal at Risk Securities

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your securities is based on the performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF. The securities may be automatically called on any call observation date.

The return on your securities is linked to the performance of the ETF, and not to that of the S&P Oil & Gas Exploration & Production Select Industry Index (index) on which the ETF is based. The ETF follows a strategy of “representative sampling”, which means the ETF’s holdings are not the same as those of the index. The performance of the ETF may significantly diverge from that of the index.

Unless previously automatically called, on each coupon observation date (i) if the closing price of the ETF is less than the downside threshold level ($32.3925, which represents 75.00% of the initial ETF price of $43.19), you will not receive a payment on the applicable coupon payment date and (ii) if the closing price of the ETF is greater than or equal to the downside threshold level, you will receive on the applicable coupon payment date a payment of $0.25625 for each $10 principal amount of your securities.

Your securities will be automatically called if the closing price of the underlying ETF on any call observation date is greater than or equal to the initial ETF price, resulting in a payment on the applicable call payment date equal to the principal amount of your securities plus the coupon then due. No payments will be made after the call payment date.  The call observation dates will be each coupon observation date commencing on October 15, 2018 and ending on April 15, 2019.

At maturity, if not previously automatically called, (i) if the final ETF price on the valuation date is greater than or equal to the downside threshold level you will receive the principal amount of your securities plus the coupon then due and (ii) if the final ETF price is less than the downside threshold level, you will not receive a coupon payment and the payment at maturity will be based on the index performance factor (the quotient of the final ETF price divided by the initial ETF price). Investors will not participate in any appreciation of the underlying ETF.

At maturity, for each $10 principal amount of your securities you will receive an amount in cash equal to:

•                  if the final ETF price is greater than or equal to the downside threshold level, $10.25625 ($10.00 plus the final coupon) (you will not participate in any appreciation of the underlying ETF); or

•                  if the final ETF price is less than the downside threshold level, the product of (i) $10 times (ii) the index performance factor (you will receive significantly less than the principal amount of your securities).

The securities are for investors who seek to earn a coupon at an above current market rate in exchange for the risk of receiving few or no quarterly coupons and losing a significant portion of the principal amount of their securities.

The estimated value of your securities at the time the terms of your securities are set on the pricing date is equal to approximately $9.78 per $10 principal amount. For a discussion of the estimated value and the price at which Goldman, Sachs & Co. would initially buy or sell your securities, if it makes a market in the securities, see the following page.

Your investment in the securities involves risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-13. You should read the disclosure herein to better understand the terms and risks of your investment.

Original issue date:	July 18, 2018	Original issue price:	100.00% of the principal amount
Underwriting discount:	1.85% ($131,521.125 in total)*	Net proceeds to the issuer:	98.15% ($6,977,728.875 in total)

*Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $0.175 for each security they sell. It has informed us that it intends to internally allocate $0.05 of the selling concession for each security as a structuring fee. Goldman Sachs & Co. LLC will receive an underwriting discount of $0.01 for each security.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 3,846 dated July 13, 2018

The issue price, underwriting discount and net proceeds listed above relate to the securities we sell initially. We may decide to sell additional securities after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in securities will depend in part on the issue price you pay for such securities.

GS Finance Corp. may use this prospectus in the initial sale of the securities. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a security after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Securities

The estimated value of your securities at the time the terms of your securities are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $9.78 per $10 principal amount, which is less than the original issue price. The value of your securities at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell securities (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your securities at the time of pricing, plus an additional amount (initially equal to $0.22 per $10 principal amount).

Prior to October 15, 2018, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your securities (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through October 14, 2018). On and after October 15, 2018, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market) will equal approximately the then-current estimated value of your securities determined by reference to such pricing models.

About Your Securities

The securities are notes that are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•                  General terms supplement no. 1,735 dated July 10, 2017

•                  Prospectus supplement dated July 10, 2017

•                  Prospectus dated July 10, 2017

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

July 2018

July 2018

Registration Statement No. 333-219206

STRUCTURED INVESTMENTS — Opportunities in U.S. Equities

GS Finance Corp.

$7,109,250 Contingent Income Auto-Callable Securities Based on the Price of the SPDR® S&P® Oil & Gas Exploration & Production ETF due July 18, 2019

Principal at Risk Securities

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your securities is based on the performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF. The securities may be automatically called on any call observation date.

The return on your securities is linked to the performance of the ETF, and not to that of the S&P Oil & Gas Exploration & Production Select Industry Index (index) on which the ETF is based. The ETF follows a strategy of “representative sampling”, which means the ETF’s holdings are not the same as those of the index. The performance of the ETF may significantly diverge from that of the index.

Unless previously automatically called, on each coupon observation date (i) if the closing price of the ETF is less than the downside threshold level ($32.3925, which represents 75.00% of the initial ETF price of $43.19), you will not receive a payment on the applicable coupon payment date and (ii) if the closing price of the ETF is greater than or equal to the downside threshold level, you will receive on the applicable coupon payment date a payment of $0.25625 for each $10 principal amount of your securities.

Your securities will be automatically called if the closing price of the underlying ETF on any call observation date is greater than or equal to the initial ETF price, resulting in a payment on the applicable call payment date equal to the principal amount of your securities plus the coupon then due. No payments will be made after the call payment date.  The call observation dates will be each coupon observation date commencing on October 15, 2018 and ending on April 15, 2019.

At maturity, if not previously automatically called, (i) if the final ETF price on the valuation date is greater than or equal to the downside threshold level you will receive the principal amount of your securities plus the coupon then due and (ii) if the final ETF price is less than the downside threshold level, you will not receive a coupon payment and the payment at maturity will be based on the index performance factor (the quotient of the final ETF price divided by the initial ETF price). Investors will not participate in any appreciation of the underlying ETF.

At maturity, for each $10 principal amount of your securities you will receive an amount in cash equal to:

•                  if the final ETF price is greater than or equal to the downside threshold level, $10.25625 ($10.00 plus the final coupon) (you will not participate in any appreciation of the underlying ETF); or

•                  if the final ETF price is less than the downside threshold level, the product of (i) $10 times (ii) the index performance factor (you will receive significantly less than the principal amount of your securities).

The securities are for investors who seek to earn a coupon at an above current market rate in exchange for the risk of receiving few or no quarterly coupons and losing a significant portion of the principal amount of their securities.

FINAL TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying ETF:	SPDR® S&P® Oil & Gas Exploration & Production ETF (Bloomberg Symbol “XOP UP”)
Aggregated principal amount:	$7,109,250
Pricing date:	July 13, 2018
Original issue date:	July 18, 2018 (3 business days after the pricing date)
Coupon observation dates:	as set forth under “Coupon observation dates” below
Coupon payment dates:	as set forth under “Coupon payment dates” below
Valuation date:	the last coupon observation date, July 15, 2019, subject to postponement
Stated maturity date:	July 18, 2019, subject to postponement
Estimated value:	approximately $9.78
Automatic call feature:

if, as measured on any call observation date, the closing price of the underlying ETF is greater than or equal to the initial ETF price, your securities will be automatically called and, in addition to the coupon then due, you will receive $10 for each $10 principal amount. No payments will be made after the call payment date.

Call observation dates:	each coupon observation date specified in the table below commencing on October 15, 2018 and ending on April 15, 2019
Call payment dates:	the coupon payment date immediately after the applicable call observation date
Payment at maturity:

if the final ETF price is greater than or equal to the downside threshold level, $10 plus the final coupon; or

if the final ETF price is less than the downside threshold level, $10 × the ETF performance factor

This amount will be less than the stated principal amount of $10, will represent a loss of more than 25.00% and could be zero.

Initial ETF price:	$43.19, which is equal to the closing price of the underlying ETF on the pricing date
Final ETF price:	the closing price of the underlying ETF on the valuation date
Downside threshold level:	$32.3925, which represents 75.00% of the initial ETF price
Contingent quarterly coupon:

•        if the closing price of the underlying ETF on the applicable coupon observation date is greater than or equal to the downside threshold level, $0.25625 per security; or

•        if the closing price of the underlying ETF on the applicable coupon observation date is less than the downside threshold level, $0.00

ETF performance factor:	the final ETF price / the initial ETF price
CUSIP / ISIN:	36255U372 / US36255U3721
Stated principal amount/Original issue price:	$10 per security / 100% of the principal amount
Listing:	the securities will not be listed on any securities exchange
Underwriter:	Goldman Sachs & Co. LLC

Coupon observation dates*	Coupon payment dates*
October 15, 2018	October 18, 2018
January 14, 2019	January 17, 2019
April 15, 2019	April 18, 2019
July 15, 2019 (valuation date)	July 18, 2019 (stated maturity date)

*Subject to postponement as described under “Additional Information About the Securities — Additional Provisions — Postponement of coupon observation dates” on page PS-31 of this pricing supplement

**Subject to postponement as described under “Additional Information About the Securities — Additional Provisions — Postponement of coupon payment dates” on page PS-31 of this pricing supplement

July 2018

GS Finance Corp Contingent Income Auto-Callable Securities Based on the Price of the SPDR® S&P® Oil & Gas Exploration & Production ETF due July 18, 2019 Principal at Risk Securities

We refer to the securities we are offering by this pricing supplement as the “offered securities” or the “securities”. Each of the securities has the terms described under “Final Terms” and “Additional Provisions” in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017 for Medium-Term Notes, Series E and references to the “accompanying general terms supplement no. 1,735” mean the accompanying general terms supplement no. 1,735, dated July 10, 2017, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The securities will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Investment Summary

The Contingent Income Auto-Callable Securities Based on the Value of the SPDR® S&P® Oil & Gas Exploration & Production ETF due July 18, 2019 (the “securities”) do not provide for the regular payment of interest. Instead, the securities will pay a contingent quarterly coupon but only if the closing price of the underlying ETF is at or above 75.00% of the initial ETF price, which we refer to as the downside threshold level, on the related coupon observation date. If the closing price of the underlying ETF is less than the downside threshold level on any coupon observation date, we will not pay any coupon for the related quarterly period. If the securities are automatically called, no more contingent quarterly coupon payments will be made. It is possible that the closing price of the underlying ETF could remain below the downside threshold level for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent quarterly coupons during the term of the securities. We refer to these coupons as contingent because there is no guarantee that you will receive a coupon payment on any coupon payment date. Even if the underlying ETF was to be at or above the downside threshold level on some quarterly coupon observation dates, the underlying ETF may fluctuate below the downside threshold level on others. In addition, if the securities have not been automatically called prior to maturity and the final ETF price is less than the downside threshold level, investors will be fully exposed to the decline in the underlying ETF on a 1-to-1 basis, and will receive a payment at maturity that is less than 75.00% of the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment and also the risk of not receiving any contingent quarterly coupons throughout the entire term of the securities. In addition, investors will not participate in any appreciation of the underlying ETF.

Maturity:	Approximately 1 year (unless automatically called)

Contingent quarterly coupon:

•                  If the closing price of the underlying ETF on the applicable coupon observation date is greater than or equal to the downside threshold level, $0.25625; or

•                  If the closing price of the underlying ETF on the applicable coupon observation date is less than the downside threshold level, $0.00

Automatic call feature:

If, as measured on any call observation date, the closing price of the underlying ETF is greater than or equal to the initial ETF price, your securities will be automatically called and, in addition to the coupon then due, you will receive $10 for each $10 principal amount. No further payments will be made on the securities following an automatic call. The call observation dates will be each coupon observation date commencing on October 15, 2018 and ending on April 15, 2019.

July 2018

GS Finance Corp Contingent Income Auto-Callable Securities Based on the Price of the SPDR® S&P® Oil & Gas Exploration & Production ETF due July 18, 2019 Principal at Risk Securities

Payment at maturity:

•                  If the final ETF price is greater than or equal to the downside threshold level, $10 plus the final coupon; or

•                  If the final ETF price is less than the downside threshold level, $10 × the ETF performance factor

Key Investment Rationale

The securities do not provide for the regular payment of interest. Instead, the securities will pay a contingent quarterly coupon but only if the closing price of the underlying ETF is at or above the downside threshold level on the related coupon observation date. The securities have been designed for investors who are willing to accept the risk of receiving few or no coupon payments for the entire term of the securities and losing all or a significant portion of the principal of their securities in exchange for an opportunity to earn a coupon at an above current market rate if the underlying ETF closes at or above the downside threshold level on each quarterly coupon observation date until the securities are automatically called or reach maturity. The following scenarios are for illustrative purposes only to demonstrate how the coupon and the payment at maturity (if the securities have not been automatically called) are calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the securities may or may not be automatically called, the contingent coupon may be payable in none of, or some but not all of, the quarterly periods during the term of the securities and the payment at maturity may be less than 75.00% of the stated principal amount of the securities and may be zero.

Scenario 1: the securities are automatically called prior to maturity

This scenario assumes that the underlying ETF closes at or above the initial ETF price on a quarterly call observation date and, as a result, the securities are automatically called for the stated principal amount plus the contingent quarterly coupon with respect to the related coupon observation date. If the securities are automatically called, no more contingent quarterly coupon payments will be made.

Scenario 2: the securities are not automatically called prior to maturity and investors receive principal back and a final coupon at maturity

This scenario assumes that the underlying ETF closes at or above the downside threshold level on some quarterly coupon observation dates, but closes below the downside threshold level on the others, and the underlying ETF closes below the initial ETF price on every quarterly call observation date. Consequently, the securities are not automatically called and investors receive the contingent quarterly coupon for the quarterly periods for which the closing price of the underlying ETF is at or above the downside threshold level on the related coupon observation date, but not for the quarterly periods for which the closing price of the underlying ETF is below the downside threshold level on the related coupon observation date. On the valuation date, the underlying ETF closes at or above the downside threshold level. At maturity, investors will receive the stated principal amount and the contingent quarterly coupon with respect to the final coupon observation date.

July 2018

GS Finance Corp Contingent Income Auto-Callable Securities Based on the Price of the SPDR® S&P® Oil & Gas Exploration & Production ETF due July 18, 2019 Principal at Risk Securities

Scenario 3: the securities are not automatically called prior to maturity and investors suffer a substantial loss of principal at maturity

This scenario assumes that the underlying ETF closes at or above the downside threshold level on some quarterly coupon observation dates, but closes below the downside threshold level on the others, and the underlying ETF closes below the initial ETF price on every quarterly call observation date. Consequently, the securities are not automatically called and investors receive the contingent quarterly coupon for the quarterly periods for which the closing price of the underlying ETF is at or above the downside threshold level on the related coupon observation date, but not for the quarterly periods for which the closing price of the underlying ETF is below the downside threshold level on the related coupon observation date. On the valuation date, the underlying ETF closes below the downside threshold level. At maturity, investors will receive an amount equal to the product of the stated principal amount times the ETF performance factor. Under these circumstances, the payment at maturity will be less than 75.00% of the stated principal amount and could be zero. No coupon will be paid at maturity in this scenario.

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing price of the underlying ETF on each quarterly coupon observation date, (2) the closing price of the underlying ETF on each quarterly call observation date and (3) the final ETF price. Please see “Hypothetical Examples” below for illustration of hypothetical payouts on the securities.

Diagram #1: Contingent Quarterly Coupons

July 2018

GS Finance Corp Contingent Income Auto-Callable Securities Based on the Price of the SPDR® S&P® Oil & Gas Exploration & Production ETF due July 18, 2019 Principal at Risk Securities

Diagram #2: Call Observation Dates

Diagram #3: Payment at Maturity if the Securities are Not Automatically Called

July 2018

GS Finance Corp Contingent Income Auto-Callable Securities Based on the Price of the SPDR® S&P® Oil & Gas Exploration & Production ETF due July 18, 2019 Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following terms:

Stated principal amount:	$10 per security

Contingent quarterly coupon:	$0.25625 per security

Initial ETF price:	$43.19

Downside threshold level:	$32.3925 (75.00% of the initial ETF price)

How to determine whether a contingent quarterly coupon is payable with respect to a coupon observation date:

Hypothetical Coupon Observation Date	Closing Price	Contingent Quarterly Coupon (per security)
#1	$40.00 (at or above the downside threshold level)	$0.25625
#2	$30.00 (below the downside threshold level)	$0.00
#3	$20.00 (below the downside threshold level)	$0.00

On hypothetical coupon observation date #1, the closing price of the underlying ETF is below the initial ETF price but at or above the downside threshold level. Therefore, the securities are not automatically called and a contingent quarterly coupon is paid on the relevant coupon payment date.

On each of the hypothetical coupon observation dates #2 and #3, the underlying ETF closes below the downside threshold level. Therefore, the securities are not automatically called and no contingent quarterly coupon is paid on the relevant coupon payment date.

You will not receive a contingent quarterly coupon on any coupon payment date if the closing price of the underlying ETF is below the downside threshold level on the related coupon observation date.

How to calculate the payment at maturity (if the securities have not been automatically called):

Example	Closing Price (Final ETF Price)	Payment at Maturity (per security)
#1	$40.00 (at or above the downside threshold level)	$10.25625 (the stated principal amount + the contingent quarterly coupon with respect to the final coupon observation date)
#2	$21.595 (below the downside threshold level)	$10 × ($21.595 / $43.19) = $5.00

In example #1, the final ETF price is at or above the downside threshold level. Therefore, investors receive at maturity the stated principal amount of the securities and the contingent quarterly coupon with respect to the final coupon observation date. Investors will not participate in any appreciation of the underlying ETF.

July 2018

GS Finance Corp Contingent Income Auto-Callable Securities Based on the Price of the SPDR® S&P® Oil & Gas Exploration & Production ETF due July 18, 2019 Principal at Risk Securities

In example #2, the final ETF price is below the downside threshold level. Therefore, investors are exposed to the downside performance of the underlying ETF at maturity and receive at maturity an amount equal to the stated principal amount times the ETF performance factor.

If the final ETF price is below the downside threshold level, you will be exposed to the downside performance of the underlying ETF at maturity, and your payment at maturity will be less than $7.50 per security and could be zero.

Additional Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate (i) the impact that various hypothetical closing prices of the underlying ETF on a coupon observation date could have on the coupon payable on the related coupon payment date and (ii) the impact that various hypothetical closing prices of the underlying ETF on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of closing prices of the underlying ETF that are entirely hypothetical; no one can predict what the closing price of the underlying ETF will be on any day throughout the life of your securities, what the closing price of the underlying ETF will be on any coupon observation date or call observation date, as the case may be, and what the final ETF price will be on the valuation date. The underlying ETF has been highly volatile in the past — meaning that the closing price of the underlying ETF has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered securities assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your securities in a secondary market prior to the stated maturity date, your return will depend upon the market value of your securities at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying ETF and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Stated principal amount	$10
Downside threshold level	75.00% of the initial ETF price

Neither a market disruption event nor a non-ETF business day occurs on any originally scheduled coupon observation date or call observation date or the originally scheduled valuation date

No change in or affecting the underlying ETF, any of the underlying ETF stocks or the policies of the underlying ETF investment advisor or the method by which the index publisher calculates the index

Securities purchased on original issue date at the stated principal amount and held to a call payment date or the stated maturity date

For these reasons, the actual performance of the underlying ETF over the life of your securities and the actual closing price on any coupon observation date or call observation date, may bear little relation to the hypothetical examples shown below or to the historical closing prices of the underlying ETF shown elsewhere in this pricing supplement. For information about the historical closing prices of the underlying ETF during recent periods, see “The Underlying ETF — Historical Closing Prices of the Underlying ETF” below. Before investing in the offered securities, you should consult publicly available information to determine the values of the underlying ETF between the date of this pricing supplement and the date of your purchase of the offered securities.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your securities, tax liabilities could affect the after-tax rate of return on your securities to a comparatively greater extent than the after-tax return on the underlying ETF stocks.

July 2018

GS Finance Corp Contingent Income Auto-Callable Securities Based on the Price of the SPDR® S&P® Oil & Gas Exploration & Production ETF due July 18, 2019 Principal at Risk Securities

If your securities are automatically called on the first call observation date (i.e., on the first call observation date the closing price is equal to or greater than the initial ETF price), the cash payment that we would deliver for each $10 principal amount of your securities on the corresponding call payment date would be $10.00 plus the coupon then due. If, for example, the closing price of the underlying ETF on the first call observation date was determined to be 150.00% of the initial ETF price, your securities would be automatically called and the cash payment that we would deliver on your securities on the corresponding call payment date would be 102.5625% of the principal amount of your securities or $10.25625 for each $10 of securities. No further payments would be made on the securities following an automatic call. You will not participate in any appreciation of the underlying index.

If the securities are not automatically called on any call observation date (i.e., on each call observation date the closing price of the underlying ETF is less than the initial ETF price), the amount we would deliver for each $10 principal amount of your securities on the stated maturity date will depend on the performance of the underlying ETF on the valuation date, as shown in the table below. The table below assumes that the securities have not been automatically called on a call observation date and reflects hypothetical amounts that you could receive on the stated maturity date. The values in the left column of the table below represent hypothetical final ETF prices and are expressed as percentages of the initial ETF price. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final ETF price, and are expressed as percentages of the stated principal amount of a security (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding stated principal amount of the offered securities on the stated maturity date would equal 100.000% of the stated principal amount of a security, based on the corresponding hypothetical final ETF price and the assumptions noted above.

The Securities Have Not Been Automatically Called

Hypothetical Final ETF Price (as Percentage of Initial ETF Price)	Hypothetical Payment at Maturity if the Securities Have Not Been Automatically Called on a Call Observation Date (as Percentage of Stated Principal Amount)
150.000%	100.000%*
125.000%	100.000%*
110.000%	100.000%*
105.000%	100.000%*
103.000%	100.000%*
101.000%	100.000%*
100.000%	100.000%*
95.000%	100.000%*
85.000%	100.000%*
75.000%	100.000%*
74.999%	74.999%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%
*Does not include the final coupon

If, for example, the securities have not been automatically called on a call observation date and the final ETF price were determined to be 25.000% of the initial ETF price, the payment at maturity that we would deliver on your securities would be 25.000% of the stated principal amount of your securities, as shown in the table above. As a result, if you purchased your securities on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your securities at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment). If the final ETF price were determined to be zero, you would lose your entire investment in the securities. In addition, if the final ETF price were determined to be 150.000% of the initial ETF price, the

July 2018

GS Finance Corp Contingent Income Auto-Callable Securities Based on the Price of the SPDR® S&P® Oil & Gas Exploration & Production ETF due July 18, 2019 Principal at Risk Securities

payment at maturity (excluding the final coupon) that we would deliver on your securities would be limited to 100.000% of each $10 principal amount of your securities, as shown in the table above. As a result, if you held your securities to the stated maturity date, you would not benefit from any increase in the final ETF price over the initial ETF price.

The payments on a coupon payment date or at maturity shown above are entirely hypothetical; they are based on market prices for the underlying index stocks that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your securities on the stated maturity date or at any other time, including any time you may wish to sell your securities, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered securities. The hypothetical payments on securities held to the stated maturity date in the examples above assume you purchased your securities at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your securities. The return on your investment (whether positive or negative) in your securities will be affected by the amount you pay for your securities. If you purchase your securities for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

Payments on the securities are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the securities are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the securities or the U.S. federal income tax treatment of the securities, as described elsewhere in this pricing supplement.

We cannot predict the actual closing prices of the underlying ETF on any day, the final ETF price or what the market value of your securities will be on any particular ETF business day, nor can we predict the relationship between the closing price of the underlying ETF and the market value of your securities at any time prior to the stated maturity date. The actual coupon payment, if any, that a holder of the securities will receive on each coupon payment date, the actual amount that a holder will receive at maturity, if any, and the rate of return on the offered securities will depend on whether or not the securities are automatically called and on the actual closing price of the underlying ETF on the coupon observation dates and the actual final ETF price determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the coupon to be paid in respect of your securities, if any, and the cash amount to be paid in respect of your securities on the stated maturity date, if any, may be very different from the information reflected in the examples above.

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Risk Factors

An investment in your securities is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 1,735. You should carefully review these risks and considerations as well as the terms of the securities described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 1,735. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying ETF stocks, i.e., the stocks comprising the underlying ETF to which your securities are linked. You should carefully consider whether the offered securities are suited to your particular circumstances.

You May Lose Your Entire Investment in the Securities

You can lose your entire investment in the securities. Assuming your securities are not automatically called on a call observation date, the cash payment on your securities, if any, on the stated maturity date will be based on the performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF as measured from the initial ETF price to the final ETF price on the valuation date. If the final ETF price is less than the downside threshold level, you will lose 1.00% of the stated principal amount of your securities for every 1.00% decline in the closing price of the underlying ETF over the term of the securities. Thus, you may lose your entire investment in the securities.

Also, the market price of your securities prior to the stated maturity date may be significantly lower than the purchase price you pay for your securities. Consequently, if you sell your securities before the stated maturity date, you may receive far less than the amount of your investment in the securities.

The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the coupons (if any) and return on the securities will be based on the performance of the underlying ETF, the payment of any amount due on the securities is subject to the credit risk of GS Finance Corp., as issuer of the securities, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the securities. The securities are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the securities, to pay all amounts due on the securities, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 42 of the accompanying prospectus.

You May Not Receive a Coupon on Any Coupon Payment Date

If the closing price of the underlying ETF on the related coupon observation date is less than the downside threshold level, you will not receive a coupon payment on the applicable coupon payment date. If the closing price of the underlying ETF is less than the downside threshold level on every coupon observation date, the overall return you earn on your securities will be less than zero and such return will be less than you would have earned by investing in a security that bears interest at the prevailing market rate.

Your Securities Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your securities on a call payment date, if, as measured on any call observation date, the closing price of the underlying ETF is greater than or equal to the initial ETF price. No further payments will be made on the securities following an automatic call. Therefore, the term for your securities may be reduced to as few as approximately three months after the original issue date. You may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity.

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The Coupon Does Not Reflect the Actual Performance of the Underlying ETF from the Pricing Date to Any Coupon Observation Date or from Coupon Observation Date to Coupon Observation Date and Investors Will Not Participate in Any Appreciation of the Underlying ETF

The coupon for each quarterly coupon payment date is different from, and may be less than, a coupon determined based on the percentage difference of the closing prices of the underlying ETF between the pricing date and any coupon observation date or between two coupon observation dates. You will not participate in any appreciation of the underlying ETF, and the return on the securities will be limited to the coupons, if any, that are paid with respect to each coupon observation date.  Accordingly, the coupons, if any, on the securities may be less than the return you could earn on another instrument linked to the underlying ETF that pays coupons based on the performance of the underlying ETF from the pricing date to any coupon observation date or from coupon observation date to coupon observation date.

The Return on Your Securities May Change Significantly Despite Only a Small Change in the Closing Price of the Underlying ETF

If your securities are not automatically called and the final ETF price is less than the downside threshold level, you will receive less than the stated principal amount of your securities and you could lose all or a substantial portion of your investment in the securities. This means that while a drop of up to 25.00% between the initial ETF price and the final ETF price will not result in a loss of principal on the securities, a decrease in the final ETF price to less than 75.00% of the initial ETF price will result in a loss of a significant portion of the stated principal amount of the securities despite only a small change in the closing price of the underlying ETF.

The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlying ETF or the Underlying ETF Stocks

The return on your securities will not reflect the return you would realize if you actually owned the underlying ETF and received the distributions paid on the shares of the underlying ETF. You will not receive any dividends that may be paid on any of the underlying ETF stocks by the underlying ETF stock issuers or the shares of the underlying ETF. See “—Investing in the securities is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF or Any Underlying ETF Stock” below for additional information.

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

The original issue price for your securities exceeds the estimated value of your securities as of the time the terms of your securities are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such expected estimated value on the pricing date is set forth above under “Estimated Value of Your Securities”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your securities (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your securities as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Securities”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Securities”. Thereafter, if GS&Co. buys or sells your securities it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

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In estimating the value of your securities as of the time the terms of your securities are set on the pricing date, as disclosed above under “Estimated Value of Your Securities”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your securities determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your securities as of the time the terms of your securities are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the securities, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your securities. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured security with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your securities.

In addition to the factors discussed above, the value and quoted price of your securities at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the securities, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your securities, including the price you may receive for your securities in any market making transaction. To the extent that GS&Co. makes a market in the securities, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured securities (and subject to the declining excess amount described above).

Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your securities in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your securities at any price and, in this regard, GS&Co. is not obligated to make a market in the securities. See “— Your Securities May Not Have an Active Trading Market” below.

The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your securities, we mean the value that you could receive for your securities if you chose to sell them in the open market before a call payment date or the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your securities, including:

•                  the price of the underlying ETF;

•                  the volatility – i.e., the frequency and magnitude of changes – in the closing price of the underlying ETF;

•                  the dividend rates of the underlying ETF stocks;

•                  economic, financial, regulatory, political, military and other events that affect stock markets generally and the underlying ETF stocks, and which may affect the closing prices of the underlying ETF;

•                  interest rates and yield rates in the market;

•                  the time remaining until your securities mature; and

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•                  our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your securities before a call payment date or maturity, including the price you may receive for your securities in any market making transaction. If you sell your securities before a call payment date or maturity, you may receive less than the principal amount of your securities or the amount you may receive on a call payment date or at maturity.

You cannot predict the future performance of the underlying ETF based on its historical performance. The actual performance of the underlying ETF over the life of the offered securities or the payment at maturity may bear little or no relation to the historical closing prices of the underlying ETF or to the hypothetical examples shown elsewhere in this pricing supplement.

Your Securities May Not Have an Active Trading Market

Your securities will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your securities. Even if a secondary market for your securities develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your securities in any secondary market could be substantial.

If the Price of the Underlying ETF Changes, the Market Value of Your Securities May Not Change in the Same Manner

The price of your securities may move quite differently than the performance of the underlying ETF. Changes in the price of the underlying ETF may not result in a comparable change in the market value of your securities. Even if the price of the underlying ETF increases above the downside threshold level during some portion of the life of the securities, the market value of your securities may not reflect this amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” above.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

Goldman Sachs expects to hedge our obligations under the securities by purchasing futures and/or other instruments linked to the underlying ETF or the underlying ETF stocks. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying ETF or the underlying ETF stocks at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date for your securities. Alternatively, Goldman Sachs may hedge all or part of our obligations under the securities with unaffiliated distributors of the securities which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other ETF-linked securities whose returns are linked to changes in the price of the underlying ETF or the underlying ETF stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the securities or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the securities; hedging the exposure of Goldman Sachs to the securities including any interest in the securities that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views

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as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the securities.

Any of these hedging or other activities may adversely affect the price of the underlying ETF — directly or indirectly by affecting the price of the underlying ETF stocks — and therefore the market value of your securities and the amount we will pay on your securities, if any. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the securities. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the securities, and may receive substantial returns on hedging or other activities while the value of your securities declines. In addition, if the distributor from which you purchase securities is to conduct hedging activities in connection with the securities, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the securities to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the securities to you in addition to the compensation they would receive for the sale of the securities.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indexes, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your securities, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the securities.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your securities, or similar or linked to the underlying ETF or underlying ETF stocks. Investors in the securities should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the securities for liquidity, research coverage or otherwise.

Investing in the Securities is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF or Any Underlying ETF Stock

Investing in your securities is not equivalent to investing in the underlying ETF and will not make you a holder of any shares of the underlying ETF or the underlying ETF stocks. Neither you nor any other holder or owner of your securities will have any rights with respect to the underlying ETF stocks, including voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying ETF or the underlying ETF stocks or any other rights of a holder of the underlying ETF or the underlying ETF stocks. Your securities will be paid in cash and you will have no right to receive delivery of any shares of the underlying ETF or the underlying ETF stocks.

We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the securities subsequent to the date of this pricing supplement. The issue price of the securities in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

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If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

The payment on a call payment date or at maturity will not be adjusted based on the issue price you pay for the securities. If you purchase securities at a price that differs from the stated principal amount of the securities, then the return on your investment in such securities held to a call payment date or the stated maturity date will differ from, and may be substantially less than, the return on securities purchased at stated principal amount. If you purchase your securities at a premium to stated principal amount and hold them to a call payment date or the stated maturity date the return on your investment in the securities will be lower than it would have been had you purchased the securities at stated principal amount or a discount to stated principal amount.

The Policies of the Underlying ETF’s Investment Advisor, SSGA Funds Management, Inc., and S&P, the Publisher of the Index, Could Affect the Amount Payable on Your Notes and Their Market Value

The underlying ETF’s investment advisor, SSGA Funds Management, Inc. (“SSGA” or the “underlying ETF investment advisor”), may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the investment advisor concerning the calculation of the net asset value of the underlying ETF, additions, deletions or substitutions of securities in the underlying ETF and the manner in which changes affecting the index are reflected in the underlying ETF that could affect the market price of the shares of the underlying ETF, and therefore, the amount payable on your notes. The amount payable on your notes and their market value could also be affected if the investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the underlying ETF, or if the underlying ETF investment advisor discontinues or suspends calculation or publication of the net asset value of the underlying ETF, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent — which initially will be Goldman Sachs & Co. LLC — may determine the closing prices of the underlying ETF on each coupon observation date and on the valuation date — and thus the amount payable on the stated maturity date — in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the closing price of the underlying ETF, including the final ETF price and the amount payable on your notes more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlying ETF” on page S-27 of the accompanying general terms supplement no. 1,735.

In addition, S&P (the “index publisher”) owns the index and is responsible for the design and maintenance of the index. The policies of the index publisher concerning the calculation of the index, including decisions regarding the addition, deletion or substitution of the equity securities included in the index, could affect the value of the index and, consequently, could affect the market prices of shares of the underlying ETF and, therefore, the amount payable on your notes and their market value.

The Underlying ETF is Concentrated in Oil & Gas Companies and Does Not Provide Diversified Exposure

The underlying ETF is not diversified. The underlying ETF’s assets will be concentrated in oil and gas companies, which means the underlying ETF is more likely to be more adversely affected by any negative performance of oil and gas companies than an underlying ETF that has more diversified holdings across a number of sectors. Oil and gas companies develop and produce crude oil and natural gas and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, securities of companies in the energy field are subject to swift price and

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supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the performance of the underlying ETF. For example, the underlying ETF suffered a significant negative performance for each of the years 2014 and 2015 primarily due to negative developments in the oil & gas sector, while the broader S&P® 500 index achieved a positive return for each of the same periods. In addition, oil and gas exploration and production can be significantly affected by natural disasters as well as changes in exchange rates, interest rates, government regulation, world events and economic conditions. Companies in the oil & gas sector may also be at risk for environmental damage claims.

There Are Risks Associated with the Underlying ETF

Although the underlying ETF’s shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the underlying ETF or that there will be liquidity in the trading market.

In addition, the underlying ETF is subject to management risk, which is the risk that the underlying ETF investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the underlying ETF investment advisor may select up to 20.00% of the underlying ETF’s assets to be invested in shares of equity securities that are not included in the index.  The underlying ETF is also not actively managed and may be affected by a general decline in market segments relating to the index.  The underlying ETF investment advisor invests in securities included in, or representative of, the index regardless of their investment merits.  The underlying ETF investment advisor does not attempt to take defensive positions in declining markets.

In addition, the underlying ETF is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agent and depositories.  Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

Further, under continuous listing standards adopted by the NYSE Arca, the underlying ETF will be required to confirm on an ongoing basis that the components of the index satisfy the applicable listing requirements.  In the event that the index does not comply with the applicable listing requirements, the underlying ETF would be required to rectify such non-compliance by requesting that the index sponsor modify the index, adopting a new index or obtaining relief from the Securities and Exchange Commission. There can be no assurance that the index sponsor would so modify the index or that relief would be obtained from the Securities and Exchange Commission and, therefore, non-compliance with the continuous listing standards may result in the underlying ETF being delisted by the NYSE Arca.

The Underlying ETF and the Index are Different and the Performance of the Index May Not Correlate with the Performance of the Index

The underlying ETF uses a representative sampling strategy (more fully described under “The Underlying ETF”) to attempt to track the performance of the index. The underlying ETF may not hold all or substantially all of the equity securities included in the index and may hold securities or assets not included in the index. Therefore, while the performance of the underlying ETF is generally linked to the performance of the index, the performance of the underlying ETF is also linked in part to shares of equity securities not included in the index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the underlying ETF investment advisor.

Imperfect correlation between the underlying ETF’s portfolio securities and those in the index, rounding of prices, changes to the index and regulatory requirements may cause tracking error, the divergence of the underlying ETF’s performance from that of the index.

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In addition, the performance of the underlying ETF will reflect additional transaction costs and fees that are not included in the calculation of the index and this may increase the tracking error of the underlying ETF. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the underlying ETF and the index. Finally, because the shares of the underlying ETF are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the underlying ETF may differ from the net asset value per share of the underlying ETF.

For all of the foregoing reasons, the performance of the underlying ETF may not correlate with the performance of the index. Consequently, the return on the PLUS will not be the same as investing directly in the underlying ETF or in the index or in the underlying ETF stocks or in the index stocks, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the index.

Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your securities that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your securities. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there may be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-95 of the accompanying general terms supplement no. 1,735. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-95 of the accompanying general terms supplement no. 1,735 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

United States Alien Holders Should Consider the Withholding Tax Implications of Owning the Securities

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any contingent quarterly coupon payments and any amounts a United States alien holder receives upon the sale, exchange, redemption or maturity of the securities, could be collected via withholding. If these regulations were to apply to the securities, we may be required to withhold such taxes if any U.S.-source dividends are paid on the underlying ETF during the term of the securities. We could also require a United States alien holder to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to any contingent quarterly coupon payment or the maturity of the securities in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to the United States alien holder’s potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2019, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations

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will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your securities, your securities will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your securities for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your securities.

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The Underlying ETF

The SPDR® S&P® Oil & Gas Exploration & Production ETF

The shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF (the “ETF”) are issued by the SPDR® Series Trust (the “trust”), a registered investment company. The ETF seeks investment results that correspond generally to the total return performance, before fees and expenses, of the S&P Oil & Gas Exploration & Production Select Industry Index. The ETF trades on the NYSE Arca under the ticker symbol “XOP”. SSGA Funds Management, Inc. (“SSGA”) currently serves as the investment advisor to the ETF.

We obtained the following fee information from the SPDR® website, without independent verification. SSGA is entitled to receive a management fee from the ETF based on a percentage of the ETF’s average daily net assets at an annual rate of 0.35% of the average daily net assets of the ETF. From time to time, SSGA may waive all or a portion of its fee, although it does not currently intend to do so. SSGA pays all expenses of the ETF other than the management fee, brokerage expenses, taxes, interest, fees and expenses of the independent trustees (including any trustee’s counsel fees), litigation expenses, acquired ETF fees and expenses and other extraordinary expenses. As of July 5, 2018, the gross expense ratio of the ETF was 0.35% per annum.

For additional information regarding the trust or SSGA, please consult the reports (including the Semi-Annual Report to Shareholders on Form N-CSRS for the period ended December 31, 2017) and other information the trust files with the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at sec.gov. In addition, information regarding the ETF, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the SPDR® website at spdrs.com/product/fund.seam?ticker=XOP. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

Investment Objective and Strategy

The ETF seeks to provide investment results that correspond generally to the total return performance, before fees and expenses, of the S&P Oil & Gas Exploration & Production Select Industry Index (the “index”). The ETF uses a representative sampling strategy to try to achieve its investment objective, which means that the ETF is not required to purchase all of the securities represented in the index. Instead, the ETF may purchase a subset of the securities in the index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the index. Under normal market conditions, the ETF generally invests substantially all, but at least 80%, of its total assets in the securities comprising the index. The ETF will provide shareholders with at least 60 days’ notice prior to any change in this 80% investment policy. In addition, the ETF may invest in equity securities not included in the index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSGA).

In certain situations or market conditions, the ETF may temporarily depart from its normal investment policies and strategies provided that the alternative is consistent with the ETF’s investment objective and is in the best interest of the ETF. For example, the ETF may make larger than normal investments in derivatives to maintain exposure to the index if it is unable to invest directly in a component security.

The board may change the ETF’s investment strategy, index and other policies without shareholder approval. The board may also change the ETF’s investment objective without shareholder approval.

Notwithstanding the ETF’s investment objective, the return on your notes will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the index.

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The ETF’s Holdings and Industrial Sector Classifications

The ETF holds stocks of companies in the oil and gas exploration and production segment of the S&P Total Market Index. As of July 3, 2018, the ETF held stocks of companies in the following sub-industries (with their corresponding weights in the ETF):  oil & gas exploration & production (81.50%); oil & gas refining & marketing (13.38%) and integrated oil & gas (5.11%).

As of July 3, 2018, the top ten constituents of the ETF and their relative weights in the ETF were as follows: Gulfport Energy Corporation (2.14%), Energen Corporation (1.99%), Diamondback Energy Inc. (1.98%), Cimarex Energy Co. (1.98%), Matador Resources Company (1.98%), Parsley Energy Inc. Class A (1.94%), California Resources Corp (1.91%), Chesapeake Energy Corporation (1.90%), Southwestern Energy Company (1.89%) and Antero Resources Corporation (1.88%).

Correlation

Although SSGA seeks to track the performance of the index (i.e., achieve a high degree of correlation with the index), the ETF’s return may not match the return of the index. The ETF incurs a number of operating expenses not applicable to the index, and incurs costs in buying and selling securities. In addition, the ETF may not be fully invested at times, generally as a result of cash flows into or out of the ETF or reserves of cash held by the ETF to meet redemptions. SSGA may attempt to replicate the index return by investing in fewer than all of the securities in the index, or in some securities not included in the index, potentially increasing the risk of divergence between the ETF’s return and that of the index.

As of June 30, 2018, the SPDR® website gave the following performance figures for the market value return of the ETF’s shares (which is based on the midpoint between the highest bid and the lowest offer on the exchange on which the shares of the ETF are listed for trading, as of the time that the ETF’s NAV is calculated, and is before tax) and the index return (in each case on an annualized basis):

Period	1 year	3 years	5 years	10 years	Since inception*
ETF’s shares	35.93%	-1.66%	-4.87%	-3.82%	2.90%
Index	36.36%	-1.51%	-4.80%	-3.70%	3.06%

*June 19, 2006.

Industry Concentration Policy

The ETF’s assets will generally be concentrated in an industry or group of industries to the extent that the index concentrates in a particular industry or group of industries. By focusing its investments in a particular industry or sector, financial, economic, business, and other developments affecting issuers in that industry, market, or economic sector will have a greater effect on the ETF than if it had not focused its assets in that industry, market, or economic sector, which may increase the volatility of the ETF.

Share Prices and the Secondary Market

The trading prices of shares of the ETF will fluctuate continuously throughout trading hours based on market supply and demand rather than the ETF’s net asset value, which is calculated at the end of each business day. The trading prices of the ETF’s shares may differ (and may deviate significantly during periods of market volatility) from the ETF’s daily net asset value. The indicative optimized portfolio value (“IOPV”) of the shares of the ETF is disseminated every fifteen seconds throughout the trading day by NYSE Arca. The IOPV calculations are based on estimates of the value of the ETF’s net asset value per share using market data converted into U.S. dollars at the current currency rates and is based on quotes and closing prices from the securities’ local market and may not reflect events that occur subsequent to the local market’s close. Premiums and discounts between the IOPV and the market price may occur. This should not be viewed as a “real-time” update of the net asset value per share of the ETF, which is calculated only once a day. In addition, the issuance or redemption of ETF shares to or from certain institutional investors, which are done only in large blocks of at least 50,000, may cause temporary dislocations in the market price of the shares.

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The Index

The S&P Oil & Gas Exploration & Production Select Industry Index (Bloomberg ticker SPSIOPTR) is managed by S&P Dow Jones Indices LLC (“S&P”) and is a modified equal-weighted index that is designed to measure the performance of stocks in the S&P Total Market Index that both (i) are classified under the Global Industry Classification Standard (“GICS®”) in the integrated oil & gas, oil & gas exploration & production and oil & gas refining & marketing sub-industries and (ii) satisfy certain liquidity and market capitalization requirements. The S&P Total Market Index tracks all eligible U.S. common stocks listed on the NYSE, NYSE Arca, NYSE American (formerly NYSE MKT), NASDAQ Global Select Market, NASDAQ Select Market, NASDAQ Capital Market, Bats BZX, Bats BYX, Bats EDGA, Bats EDGX and IEX. The index is one of the 21 sub-industry sector indices S&P maintains that are derived from a portion of the stocks comprising the S&P Total Market Index. An equal-weighted index is one where every stock, has the same weight in the index. As such, the index must be rebalanced from time to time to re-establish the proper weighting.

Eligibility for Inclusion in the Index

Selection for the index is based on a company’s GICS® classification, as well as liquidity and market capitalization requirements. In addition, only U.S. companies are eligible for inclusion in the index. GICS® classifications are determined by S&P using criteria it has selected or developed. Index publishers and classification system sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indexes with different index publishers may reflect differences in methodology as well as actual differences in the sector composition of the indexes.

To qualify for membership in the index, at each quarterly rebalancing a stock must satisfy the following criteria: (i) be a member of the S&P Total Market Index; (ii) be assigned to the integrated oil & gas, oil & gas exploration & production or oil & gas refining & marketing sub-industries; and (iii) meet one of the following float-adjusted market capitalization (FAMC) and float-adjusted liquidity ratio (FALR) requirements: (a) be a current constituent of the index and have a FAMC greater than or equal to $300 million and have a FALR greater than or equal to 50%; (b) have an FAMC greater than or equal to US $500 million and a FALR greater than or equal to 90%; or (c) have a FAMC greater than or equal to $400 million and have a FALR greater than or equal to 150%. The FALR is defined as the dollar value traded over the previous 12 months divided by the FAMC as of the index’s rebalancing reference date.

All stocks in the related GICS® sub-industries satisfying the above requirements are included in the index and, the total number of stocks in the index should be at least 35. If there are fewer than 35 stocks in the index, the market capitalization requirements may be relaxed to reach at least 22 stocks.

With respect to liquidity, the length of time to evaluate liquidity is reduced to the available trading period for companies that recently became public or companies that were spun-off from other companies, the stocks of which therefore do not have 12 months of trading history.

Current Composition of the Index

As of July 3, 2018, the index held stocks of companies in the following sub-industries (with their corresponding weights in the ETF): oil & gas exploration & production (81.50%), oil & gas refining & marketing (13.38%) and integrated oil & gas (5.11%).

As of July 3, 2018, the top ten constituents of the index and their relative weights in the index were as follows: Gulfport Energy Corporation (2.14%), Energen Corporation (1.99%), Diamondback Energy Inc. (1.98%), Cimarex Energy Co. (1.98%), Matador Resources Company (1.98%), Parsley Energy Inc. Class A (1.94%), California Resources Corp (1.91%), Chesapeake Energy Corporation (1.90%), Southwestern Energy Company (1.89%) and Antero Resources Corporation (1.88%).

July 2018

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Calculation of the Index

The index is calculated as the index market value divided by the divisor. In an equal-weighted index like the index, the market capitalization of each stock used in the calculation of the index market value is redefined so that each stock has an equal weight in the index on each rebalancing date. The adjusted market capitalization for each stock in the index is calculated as the product of the stock price, the number of shares outstanding, the stock’s float factor and the adjustment factor.

A stock’s float factor refers to the number of shares outstanding that are available to investors. S&P indices exclude shares closely held by control groups from the index calculation because such shares are not available to investors. For each stock, S&P calculates an Investable Weight Factor (IWF) which is the percentage of total shares outstanding that are included in the index calculation.

The adjustment factor for each stock is assigned at each rebalancing date and is calculated by dividing a specific constant set for the purpose of deriving the adjustment factor (often referred to as modified index shares) by the number of stocks in the index multiplied by the float adjusted market value of such stock on such rebalancing date.

Adjustments are also made to ensure that no stock in the index will have a weight that exceeds the value that can be traded in a single day for a theoretical portfolio of $2 billion. Theoretical portfolio values are reviewed annually and any updates are made at the discretion of the index committee, as defined below. The maximum basket liquidity weight for each stock in the index will be calculated using the ratio of its three-month median daily value traded to the theoretical portfolio value of $2 billion. Each stock’s weight in the index is then compared to its maximum basket liquidity weight and is set to the lesser of (1) its maximum basket liquidity weight or (2) its initial equal weight. All excess weight is redistributed across the index to the uncapped stocks. If necessary, a final adjustment is made to ensure that no stock in the index has a weight greater than 4.5%. No further adjustments are made if the latter step would force the weight of those stocks limited to their maximum basket liquidity weight to exceed that weight. If the index contains exactly 22 stocks as of the rebalancing effective date, the index will be equally weighted without basket liquidity constraints.

If a company has more than one share class line in the S&P Total Market Index, such company will be represented once by the designated listing (generally the share class with both (i) the highest one-year trading liquidity as defined by median daily value traded and (ii) the largest FAMC). S&P reviews designated listings on an annual basis and any changes are implemented after the close of the third Friday in September. The last trading day in July is used as the reference date for the liquidity and market capitalization data in such determination. Once a listed share class line is added to the index, it may be retained in the index even though it may appear to violate certain constituent addition criteria. For companies that issue a second publicly traded share class to index share class holders, the newly issued share class line will be considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.

The index is calculated by using the divisor methodology used in all S&P equity indices. The initial divisor was set to have a base value of 1,000 on June 20, 2003. The index level is the index market value divided by the index divisor. In order to maintain index series continuity, it is also necessary to adjust the divisor at each rebalancing. Therefore, the divisor (after rebalancing) equals the index market value (after rebalancing) divided by the index value before rebalancing. The divisor keeps the index comparable over time and is one manipulation point for adjustments to the index, which we refer to as maintenance of the index.

Maintenance of the Index

The composition of the index is reviewed quarterly. Rebalancing occurs after the closing of the relevant U.S. trading markets on the third Friday of the month ending that quarter. The reference date for additions and deletions is after the closing of the last trading day of the previous month. Closing prices as of the second Friday of the last month of the quarter are used for setting index weights. Existing stocks in the index are removed at the quarterly rebalancing if either their FAMC falls below $300 million or their FALR falls below 50%. A stock will also be deleted from the index if the S&P Total Market Index deletes that stock. Stocks are added between rebalancings only if a company deletion causes the number of stocks in the index to fall below 22. The newly added stock will be added to the index at the weight of the

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deleted stock. If the stock was deleted at $0.00, the newly added stock will be added at the deleted stock’s previous day’s closing value (or the most immediate prior business day that the deleted stock was not valued at $0.00) and an adjustment to the divisor will be made (only in the case of stocks removed at $0.00). At the next rebalancing, the index will be rebalanced based on the eligibility requirements and equal-weight methodology discussed above.

In the case of GICS® changes, where a stock does not belong to the oil & gas exploration & production sub-industry or another qualifying sub-industry after the classification change, it is removed from the index on the next rebalancing date. In the case of a spin-off, the spin-off company will be added to the index at a zero price after the close of trading on the day before the ex-date. In general and subject to certain exceptions, both the parent company and spin-off companies will remain in the index until the next index rebalancing. In the case of a merger involving two index constituents, the merged entity will remain in the index provided that it meets all general eligibility requirements.  The merged entity will be added to the index at the weight of the stock deemed to be the surviving stock in the transaction. The surviving stock will not experience a weight change and its subsequent weight will not be equal to that of the pre-merger weight of the merged entities.

Adjustments are made to the index in the event of certain corporate actions relating to the stocks included in the index, such as spin-offs, rights offerings, stock splits and special dividends, as specified below.

The table below summarizes the types of index maintenance adjustments:

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Spin-Off

In general and subject to certain exceptions, both the parent stock and spin-off stocks will remain in the index until the next index rebalancing, regardless of whether they conform to the theme of the index.

No
Rights Offering

Price is adjusted to equal (i) price of parent company minus (ii) price of rights subscription divided by the rights ratio. Index shares change so that the company’s weight remains the same as its weight before the rights offering.

No
Stock split (e.g., 2-for-1), stock dividend or reverse stock split	Index shares multiplied by split factor (i.e., 2); stock price divided by split factor (i.e., 2)	No
Share issuance or share repurchase	None.	No
Special dividends	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes

Index Committee

The Americas Thematic and Strategy Index Committee (the “index committee”) maintains the index and consists of full-time professional members of S&P staff. At regular meetings, the index committee reviews pending corporate actions that may affect index constituents, statistics comparing the composition of the indices to the market, companies that are being considered as candidates for additions to the index and any significant market events.  The index committee may also revise index policy, such as the rules for selecting constituents, the treatment of dividends, share counts or other matters.

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Unexpected Exchange Closures

An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.

To a large degree, S&P is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. S&P’s decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.

NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.

3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, S&P also uses 3:00 PM ET as the cutoff.

If all major exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, S&P will take the following actions:

Market Disruption Prior to Open of Trading:

(i)  If all exchanges indicate that trading will not open for a given day, S&P will treat the day as an unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.

(ii) If exchanges indicate that trading, although delayed, will open for a given day, S&P will begin index calculation when the exchanges open.

Market Disruption Intraday:

(i)  If exchanges indicate that trading will not resume for a given day, the index level will be calculated using prices determined by the exchanges based on NYSE Rule 123C. Intraday index values will continue to use the last traded composite price until the primary exchange publishes official closing prices.

License Agreement between S&P and GS Finance Corp.

S&P Oil & Gas Exploration & Production Select Industry Index  is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of S&P Oil & Gas Exploration & Production Select Industry Index  to track general market performance. S&P Dow Jones Indices’ only relationship to Goldman with respect to S&P Oil & Gas Exploration & Production Select Industry Index  is the licensing of S&P Oil & Gas Exploration & Production Select Industry Index  and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. S&P Oil & Gas Exploration & Production Select Industry Index  is determined, composed and calculated by S&P Dow Jones Indices without regard to Goldman or the notes. S&P Dow Jones Indices have no obligation to take the needs of Goldman or the owners of the notes into consideration in determining, composing or calculating S&P Oil & Gas Exploration & Production Select Industry Index . S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are

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to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on S&P Oil & Gas Exploration & Production Select Industry Index  will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF S&P OIL & GAS EXPLORATION & PRODUCTION SELECT INDUSTRY INDEX  OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY GOLDMAN, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P OIL & GAS EXPLORATION & PRODUCTION SELECT INDUSTRY INDEX  OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND GOLDMAN, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Historical Closing Prices of the Underlying ETF

The closing prices of the underlying ETF have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing price of the underlying ETF during any period shown below is not an indication that the underlying ETF is more or less likely to increase or decrease at any time during the life of your securities.

You should not take the historical closing prices of the underlying ETF as an indication of the future performance of the underlying ETF. We cannot give you any assurance that the future performance of the underlying ETF or the underlying ETF stocks will result in your receiving any coupon payments or receiving an amount greater than the outstanding principal amount of your securities on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying ETF. Before investing in the offered securities, you should consult publicly available information to determine the relevant closing prices of the underlying ETF between the date of this pricing supplement and the date of your purchase of the offered securities. The actual performance of the underlying ETF over the life of the offered securities, as well as the payment at maturity, if any, may bear little relation to the historical closing prices of the underlying ETF shown below.

The table below shows the high, low and period end closing prices of the underlying ETF for each of the four calendar quarters in 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015, 2016, 2017 and the first three calendar quarters of 2018 (through July 13, 2018). We obtained the closing prices of the underlying ETF listed in the tables below from Bloomberg Financial Services, without independent verification.

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Historical Quarterly High, Low and Period End Closing Prices of the SPDR® S&P® Oil & Gas Exploration & Production ETF

	High	Low	Period
			End
2007
Quarter ended March 31	40.98	35.39	40.58
Quarter ended June 30	48.98	40.94	45.71
Quarter ended September 30	48.36	41.66	46.98
Quarter ended December 31	53.28	47.66	52.06
2008
Quarter ended March 31	55.83	44.79	53.73
Quarter ended June 30	71.31	54.44	70.15
Quarter ended September 30	70.93	42.68	44.83
Quarter ended December 31	43.38	22.97	29.64
2009
Quarter ended March 31	33.48	23.41	26.60
Quarter ended June 30	38.25	27.54	31.72
Quarter ended September 30	39.61	28.51	38.62
Quarter ended December 31	43.36	36.91	41.21
2010
Quarter ended March 31	44.07	39.22	42.13
Quarter ended June 30	45.82	38.57	38.99
Quarter ended September 30	42.85	38.05	42.26
Quarter ended December 31	52.71	42.18	52.69
2011
Quarter ended March 31	64.50	52.75	64.50
Quarter ended June 30	64.97	54.71	58.78
Quarter ended September 30	65.24	42.80	42.80
Quarter ended December 31	57.56	39.99	52.69
2012
Quarter ended March 31	61.34	52.67	56.91
Quarter ended June 30	57.85	45.20	50.40
Quarter ended September 30	59.35	48.73	55.69
Quarter ended December 31	57.38	50.69	54.07
2013
Quarter ended March 31	62.10	55.10	60.49
Quarter ended June 30	62.61	54.71	58.18
Quarter ended September 30	66.47	58.62	65.89
Quarter ended December 31	72.74	65.02	68.53
2014
Quarter ended March 31	71.83	64.04	71.83
Quarter ended June 30	83.45	71.19	82.28
Quarter ended September 30	82.08	68.83	68.83
Quarter ended December 31	66.84	42.75	47.86

2015
Quarter ended March 31	53.94	42.55	51.66
Quarter ended June 30	55.63	46.43	46.66
Quarter ended September 30	45.22	31.71	32.84
Quarter ended December 31	40.53	28.64	30.22

2016
Quarter ended March 31	30.96	23.60	30.35
Quarter ended June 30	37.50	29.23	34.81
Quarter ended September 30	39.12	32.75	38.46
Quarter ended December 31	43.42	34.73	41.42

July 2018

GS Finance Corp Contingent Income Auto-Callable Securities Based on the Price of the SPDR® S&P® Oil & Gas Exploration & Production ETF due July 18, 2019 Principal at Risk Securities

	High	Low	Period
			End
2017
Quarter ended March 31	42.21	35.17	37.44
Quarter ended June 30	37.89	30.17	31.92
Quarter ended September 30	34.37	29.09	34.09
Quarter ended December 31	37.64	32.25	37.18

2018
Quarter ended March 31	39.85	32.38	35.22
Quarter ended June 30	44.22	34.03	43.06
Quarter ending September 30 (through July 13, 2018)	44.52	42.24	43.19

The graph below shows the daily historical closing prices of the underlying ETF from January 1, 2007 through July 13, 2018. We obtained the closing prices of the underlying ETF in the graph below from Bloomberg Financial Services, without independent verification.

July 2018

GS Finance Corp Contingent Income Auto-Callable Securities Based on the Price of the SPDR® S&P® Oil & Gas Exploration & Production ETF due July 18, 2019 Principal at Risk Securities

Additional Information About the Securities

This section is meant as a summary and should be read in conjunction with the section entitled “Supplemental Terms of the Notes” on page S-16 of the accompanying general terms supplement no. 1,735. This pricing supplement supersedes any conflicting provisions of the accompanying general terms supplement no. 1,735.

Please read this information in conjunction with the final terms on the front cover of this pricing supplement.

Additional Provisions:
Underlying ETF investment advisor:	SSGA Funds Management, Inc.
Denominations:	$10 and integral multiples of $10 in excess thereof
Regular record date:	The scheduled business day immediately preceding the day on which payment is to be made (as such payment date may be adjusted)
Postponement of valuation date:	As described under “Supplemental Terms of the Notes — Valuation Date” on page S-16 of the accompanying general terms supplement no. 1,735.
Postponement of coupon observation dates:	As described under “Supplemental Terms of the Notes — Coupon Observation Dates” on page S-25 of the accompanying general terms supplement no. 1,735.
Postponement of stated maturity date:	As described under “Supplemental Terms of the Notes — Stated Maturity Date” on page S-16 of the accompanying general terms supplement no. 1,735
Specified currency:	U.S. dollars (“$”)
Closing price of the underlying ETF:

As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Value, Closing Price and ETF Closing Price” on page S-31 of the accompanying general terms supplement no. 1,735, subject to anti-dilution adjustments as described under “Supplemental Terms of the Notes — Anti-dilution Adjustments for Exchange-Traded Funds” on page S-28 of the accompanying general terms supplement no. 1,735

Business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-30 of the accompanying general terms supplement no. 1,735
ETF business day:

As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Underlying Business Day, Index Business Day and ETF Business Day” on page S-30 of the accompanying general terms supplement no. 1,735

FDIC:	The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank
Tax considerations:

You will be obligated pursuant to the terms of the securities — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each security for all tax purposes as an income-bearing pre-paid derivative contract in respect of the underlying ETF, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-95 of the accompanying general terms supplement no. 1,735. Pursuant to this approach, it is the opinion of Sidley Austin LLP that it is likely that any contingent quarterly coupon payment will be taxed as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.  If you are a United States alien holder of the securities, we intend to withhold on contingent quarterly coupon payments made to you at a 30% rate or a lower rate specified by an applicable income tax treaty.  In addition, upon the sale, exchange, redemption or maturity of your securities, it would be

July 2018

GS Finance Corp Contingent Income Auto-Callable Securities Based on the Price of the SPDR® S&P® Oil & Gas Exploration & Production ETF due July 18, 2019 Principal at Risk Securities

reasonable for you to recognize short-term capital gain or loss equal to the difference, if any, between the amount you receive at such time (excluding amounts attributable to any contingent quarterly coupon payment) and your tax basis in your securities. Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the securities will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange, redemption or other disposition of the securities made before January 1, 2019.

Trustee:	The Bank of New York Mellon
Calculation agent:	GS&Co.
Use of proceeds and hedging:	As described under “Use of Proceeds” and “Hedging” on page S-94 of the accompanying general terms supplement no. 1,735
ERISA:	As described under “Employee Retirement Income Security Act” on page S-102 of the accompanying general terms supplement no. 1,735
Supplemental plan of distribution; conflicts of interest:

As described under “Supplemental Plan of Distribution” on page S-103 of the accompanying general terms supplement no. 1,735 and “Plan of Distribution — Conflicts of Interest” on page 94 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered securities specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the securities to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $0.175, or 1.75% of the principal amount, for each security it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $0.05 of the selling concession, or 0.50% of the principal amount, for each security as a structuring fee. Goldman Sachs & Co. LLC will receive an underwriting discount of $0.01, or 0.10% of the principal amount, for each security. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of securities within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of securities will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the securities against payment therefor in New York, New York on July 18, 2018. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the securities. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time.

July 2018

GS Finance Corp Contingent Income Auto-Callable Securities Based on the Price of the SPDR® S&P® Oil & Gas Exploration & Production ETF due July 18, 2019 Principal at Risk Securities

Contact:

Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).

About Your Securities:

The securities are notes that are part of the Medium-Term Notes, Series E program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•                 General terms supplement no. 1,735 dated July 10, 2017

•                  Prospectus supplement dated July 10, 2017

•                  Prospectus dated July 10, 2017

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

Validity of the Securities and Guarantee:

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the securities offered by this pricing supplement have been executed and issued by GS Finance Corp., the related guarantee offered by this pricing supplement has been executed and issued by The Goldman Sachs Group, Inc., and such securities have been authenticated by the trustee pursuant to the indenture, and such securities and the guarantee have been delivered against payment as contemplated herein, (a) such securities will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) such related guarantee will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 10, 2017, which has been filed as Exhibit 5.6 to the registration statement on Form  S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on July 10, 2017.

July 2018

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 1,735, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 1,735, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 1,735, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$7,109,250

GS Finance Corp.

Contingent Income Auto-Callable Securities Based on the Price of the SPDR® S&P® Oil & Gas Exploration & Production ETF due July 18, 2019

Principal at Risk Securities

Goldman Sachs & Co. LLC

July 2018